Robert Sarver
Chairman & Chief Executive Officer
rsarver@westernalliancebank.com

May 1, 2017

Kenneth A. Vecchione
5312 North Wilkinson Road
Paradise Valley, Arizona 85253

Subject:    Terms of Employment

Dear Ken:

This letter sets forth our agreement regarding the terms of your employment to fill the position of President of Western Alliance Bank (“WAB”) and Western Alliance Bancorporation (“WAL”) (collectively WAB and WAL are the “Company”), and subsequently to fill the position of CEO.

Position/Duties:
You will become an employee of the Company on July 10, 2017 (“Employment Date”), and will serve initially as President of the Company, reporting to Robert Sarver, the Company’s Chairman & CEO, and transition into the role of CEO. You will continue to serve as a director of both WAL and WAB[1]. Upon appointment as CEO, you will report to the WAL Board of Directors, and Mr. Sarver will assume the role of Executive Chairman.

Base Salary:
Beginning on your Employment Date, your annualized base salary will be $1,000,000, paid on the Company’s regular payroll schedule and subject to all applicable withholding. Beginning in 2018, your annual base salary will increase as follows:

January 1, 2018: $1,100,000
January 1, 2019: $1,150,000
January 1, 2020: $1,200,000

Annual Bonus:
You will be eligible to participate in the WAL Annual Bonus Plan and will be eligible for an annual cash award based on the Company’s annual performance relative to pre-established targets that are subject to the WAL Compensation Committee’s review and approval. Your target bonus will be 100% of your annual base salary, and will not be prorated for 2017. Your target bonus will continue to be 100% of your annual base salary after the transition to CEO.

[1]	The Company does not pay directors who are also employees of the Company additional compensation for their service as directors.

One East Washington Street, Suite 1400 Phoenix, AZ 85004
Phone: 602.952.5445 Fax: 602.468.8919

Kenneth A. Vecchione
May 1, 2017

Long Term Incentive:
On your Employment Date, or as soon as practicable thereafter, you will receive a one-time award of 100,000 shares of performance-based restricted stock, vesting 25% on each of the 1st, 2nd, 3rd & 4th anniversaries of the grant date, subject to WAL achieving EPS for fiscal year 2017 of no less than $2.03. Beginning in 2018, you will receive annual grants of performance-based stock units and performance-based restricted stock equal to the following total dollar amount at the time of the awards, with the allocation between stock units and restricted stock to be determined by the Compensation Committee:

2018: $2,200,000
2019: $2,300,000
2020: $2,400,000

The legal terms of your award agreements will be at least as favorable as similarly situated executives at WAL.

Auto Allowance:	You will be eligible for a monthly auto allowance beginning July 10, 2017 equal to $1,000/month.

Change in Control:
You will be eligible to participate in the Western Alliance Bancorporation Change in Control Severance Plan (the “CIC Plan”). The CIC Plan provides for the payment of severance benefits upon a double trigger event. You hereby acknowledge receipt of and your agreement to the terms of the CIC Plan. Notwithstanding anything to the contrary in the CIC Plan, if the Company enters into a definitive agreement for a Change of Control within twelve months of the date of this letter, and you elect to terminate your employment within 90 days following the occurrence of such Change in Control, you will be entitled to the Severance Benefits provided in Article 3 of the CIC Plan, whether or not your termination of employment was for “Good Reason.” The terms “Change in Control,” “Good Reason,” and “Severance Benefits” shall have the meanings provided in the CIC Plan.

Severance:
If, prior to July 9, 2019, (i) you are terminated by the Company, without Cause and not in connection with a Change in Control, or (ii) you terminate your employment with the Company for Good Reason, you shall be entitled to receive the following severance upon your execution of a release and your agreement not to compete with the Company for a period of 24 months. Under those circumstances, the Company will (i) immediately accelerate the vesting of the unvested portion of the 100,000 restricted shares granted on your Employment Date, (ii) pay you, in 24 equal monthly installments, an amount equal to two times the sum of your annual base salary and target bonus, subject to all applicable withholding, provided that, the total value of severance received under these circumstances shall not exceed a maximum of $6,000,000, determined as of your last day of employment.

Such monthly payments shall begin within 60 days of your last day of employment, subject to a six month delay if required by Code Section 409A. Each payment is intended to be treated as one of a series of separate payments for purposes of Code Section 409A.

“Cause” and “Good Reason” shall have the meaning provided in the Annex to this letter, and your agreement not to compete shall be comparable in all material respects to Sections 4.1 and 4.2 of the CIC Plan, except that the geographic scope shall be any State in which the Company has an office (including an LPO or other non-branch facility) as of the date of termination and the length of time of the protective covenants shall be 24 months from your last day of employment.

It is the intention of the parties that the CIC Plan, and not this letter agreement, will control in the event of a termination in connection with a Change in Control. For purposes of this agreement, the definition of “Change in Control” is the definition provided in the CIC Plan and as described in Code Section 409A.

Full Settlement;

No Mitigation:
The Company’s obligation to pay the Severance described above shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company or an affiliate may have against you or others. In no event shall you be obligated to seek other employment or take

Kenneth A. Vecchione
May 1, 2017

any other action by way of mitigation of the amounts payable to you under any of these terms, and such amounts shall not be reduced whether or not you obtain other employment.

Benefits:
Subject to proper documentation and applicable Company policies, you will be reimbursed for ordinary and necessary business expenses. You will be eligible for the same benefits as similarly situated executives, and you will be able to participate in any group benefits plan established by the Company for which you are or may be eligible, including medical plans, disability insurance plans, life insurance plans, 401(k), restoration plans, profit sharing or other similar plans. These benefits are governed by the terms and conditions contained in the applicable plans or policies, and they are subject to change or discontinuation at any time. You will be covered as an executive officer under the Company’s D&O insurance policy during the course of your employment, and for no less than 6 years following your last day of employment.

No Restrictions:
You represent and warrant that you are not subject to any non-competition, non-solicitation or similar obligations to any former employer that could impair your ability to perform your duties and responsibilities in connection with the Company. In addition, you agree that you will not use or disclose any confidential or proprietary information of any former employer in performing these duties and responsibilities. You also agree to execute such documentation and to comply with such procedures as the Company may require or establish from time to time to confirm the above representations and warranties and ensure your compliance with these obligations.

Confidentiality:
You agree to hold in the strictest confidence all confidential business information of the Company, including, without limitation, information relating to customers, employees, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, financing methods, or plans of the Company and will not disclose or communicate (directly or indirectly) any such information to any other person, firm or corporation in any manner whatsoever without the Company’s prior written consent. Such obligations shall terminate with respect to any particular portion of confidential information to the extent you can document that: (i) it was in the public domain at the time you received it; (ii) it entered the public domain through no action of yours or another party known by you to be bound to maintain its confidentiality; (iii) it was rightfully received by you from a third party without a similar restriction; (iv) it was in your possession prior to the time you received it from the Company and was not acquired directly or indirectly from the Company; (v) it was approved for release by the Board of Directors of the Company; or (vi) it was developed by you independently and without the benefit of information from the Company.

If any court or governmental agency or authority requests or requires you to disclose any of the confidential information, you shall notify Company of such request or requirement. Company may, at its expense, either seek appropriate protective relief from all or part of such request or requirement or waive your obligations with respect to all or part of such request or requirement. You shall reasonably cooperate with Company in attempting to obtain any protective relief Company chooses to seek. You may disclose that portion of the confidential information which your counsel advises you are legally compelled to disclose to such court, agency, or authority, or else stand liable for contempt or suffer other significant censure or penalty, at the same time providing Company with a copy of the confidential information so disclosed.

Governing Law:
The terms of your employment shall be governed by the laws of the State of Arizona for so long as you are an employee of the Company, and thereafter, by the laws of the State in which WAL’s successor in interest has its main office.

Attorneys’ Fees:	In any contested action or proceeding arising out of the terms of this letter, the successful party shall be entitled to receive reasonable attorneys’ fees from the other party.

Employment Policies:
You agree to observe and comply with all applicable Company policies and guidelines, including, without limitation, WAL’s Employee Guide, Code of Business Conduct and Ethics, Corporate Governance Guidelines, and Related Party Transactions Policy. Specifically, you will terminate any current or contemplated directorships with other depository institutions.

Kenneth A. Vecchione
May 1, 2017

Screening:	Your employment and these terms are subject to your successful completion of WAL’s drug testing, fingerprinting and other pre-employment background check requirements.

Code Section 409A:
This agreement and any Severance paid pursuant to it is intended to be exempt from or otherwise comply with Code Section 409A, including the exceptions for short term deferrals, separation pay arrangements, reimbursements, payments upon a change in control event, and in-kind distributions, and shall be administered, construed and interpreted in accordance with such intent. Any Severance that fails to qualify for the exemptions under Code Section 409A shall be paid or provided in accordance with the requirements of Code Section 409A. The Company may amend these terms to the minimum extent necessary to satisfy the applicable provisions of Code Section 409A. The Company cannot guarantee that the Severance provided under this agreement or the CIC Plan will satisfy all applicable provisions of Code Section 409A.

If you agree to these terms, please sign where indicated below.

Sincerely,

/s/ Robert Sarver

AGREED:

/s/ Kenneth A. Vecchione

Dated:     5/1/2017

ANNEX

“Cause” means Kenneth A. Vecchione’s (the “Executive’s”) (a) willful and continued failure to perform his material duties with the Company, or the commission of any activities constituting a violation or breach under any Federal, state or local law or regulation applicable to the activities of the Company, (b) fraud, breach of fiduciary duty, material dishonesty or misappropriation relating to the Company, (c) any action that causes material damage to the property or business of the Company, (d) repeated absences from work such that the Executive is unable to perform his employment or other duties in all material respects, other than pursuant to an approved leave of absence pursuant to the Company’s leave of absence policies, (e) admission or conviction of, or plea of nolo contendere to, any felony, or any other crime that, in the reasonable judgment of the Board, materially adversely affects the Company’s reputation or the Executive’s ability to carry out the obligations of his employment, (f) loss of any license or registration that is necessary for the Executive to perform his duties for the Company, (g) failure to cooperate in good faith with the Company in any internal investigation or administrative, regulatory or judicial proceeding, or (h) act or omission in violation or disregard of the Company’s policies, including but not limited to the Company’s harassment and discrimination policies and standards of conduct then in effect, in such a manner as to cause material loss, damage or injury to the property, reputation or employees of the Company.
The Company may terminate the Executive’s employment at any time for Cause as of a date at least thirty (30) days after the date the Company delivers written notice of such termination to the Executive, unless the condition constituting Cause is fully corrected within thirty (30) days after the Company gives the Executive written notice thereof. The written notice to the Executive must set forth in reasonable detail the specific conduct of the Executive that constitutes Cause. In the Board’s discretion, the Executive may be placed on unpaid administrative leave during the thirty (30) day cure period.
In addition, the Executive’s employment will be deemed to have terminated for Cause if, within six (6) months after the Executive’s employment has terminated, facts and circumstances are discovered that would have justified a termination for Cause. No act or failure to act on the Executive’s part shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, in good faith and in the best interests of the Company.
“Good Reason” shall be deemed to exist if, and only if, without the Executive’s express written consent, the Company:
(a)    materially diminishes the Executive’s authorities, duties or responsibilities, or materially diminishes the authority, duties, or responsibilities of the supervisor to whom the Executive is required to report, including a requirement that the Executive report to a corporate officer or employee instead of reporting directly to (i) the Chief Executive Officer if the Executive is President, or (ii) the Board if the Executive is Chief Executive Officer;
(b)    relocates the Executive’s principal place of employment to a location that is more than thirty (30) miles from the Executive’s principal place of employment;
(c)    takes any other action or inaction that constitutes a material breach of any agreement under which the Executive provides services to the Company.
The Executive may terminate the Executive’s employment at any time for Good Reason as of a date at least thirty (30) days after the date the Executive delivers written notice of such termination to the Board of Directors, unless the condition constituting Good Reason is fully corrected within thirty (30) days after the Executive gives the Board of Directors written notice thereof. The Executive must deliver to the Board of Directors written notice of such termination, if any, within sixty (60) days of the event constituting Good Reason, setting forth in reasonable detail the specific conduct of the Company that constitutes Good Reason.